RACINO ROYALE REVITALIZING REGIONAL
HARNESS RACING IN SASKATCHEWAN

Toronto, Ontario, July 6, 2006 – Racino Royale, Inc. (OTCBB: RCNR) ("RR") — RR is pleased to announce that it is finalizing the regulatory process to begin standardbred racing at Big Valley Raceway in Craven, Saskatchewan at the end of July.

The company announced last month that it had acquired the exclusive rights agreement for a racino development opportunity in Regina, Saskatchewan, with the Saskatchewan Standardbred Horsemen’s Association (SSHA). In an effort to immediately revive and reestablish the once well-established standardbred racing tradition in the region, and to affirm its commitment to the SSHA, the company has agreed to begin racing in Craven while pursuing the opportunity for racino development in the region.

RR has reached an agreement with the Craven Country Jamboree to lease the facility at the Craven fairgrounds for the duration of the race meet. The agreement will become official once regulatory approval for racing has been granted. To that end, RR is in discussion with the Canadian Pari-Mutuel Agency, as well as the Saskatchewan Liquor and Gaming Authority to obtain the appropriate permits and permission to operate eight racing days starting at the end of July.

“Standardbred racing has a strong history in Saskatchewan, and I feel bringing racing back to Craven is a significant step toward bringing many horsemen back to the region and revitalizing the sport,” stated John G. Simmonds, Director and CEO of RR. “This is an exciting opportunity,” he added. “I’m happy to be working with the Saskatchewan Standardbred Horsemen’s Association in this endeavour.”

"We have worked effortlessly with RR since they have applied to race the original dates scheduled at Craven” according to Glenn Le Drew, VP of the SSHA, "They are genuinely interested in the future of racing in the province and without them and their efforts, there would be an eight week gap in our race program. With the approval of these dates, we'll have a program that races on a weekly basis in five consecutive months. We haven't had that in years and it will certainly prove to be a pivotal year for harness racing in Saskatchewan."

RR’s periodic reports are on file with the Securities and Exchange Commission and available through the EDGAR website at www.sec.gov. Any disclosure of financial or operating results in this news release is qualified by these periodic reports and readers should refer to them for full details regarding financial results. RR, headquartered in Toronto, Ontario, is a publicly traded company listed on the Nasdaq OTCBB Exchange. For more information please call Jason Moretto at (416) 216-8659 x302.

This press release contains forward-looking statements relating to future events and results that are based on RR’s current expectations. These statements involve risks and uncertainties including, without limitation, RR’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.